EXHIBIT 99.1

Insight Enterprises, Inc. Provides
Update on Integration of Comark, Inc.

Tempe, Arizona – Wednesday, June 19, 2002 —Insight Enterprises, Inc. (NASDAQ: NSIT) (the “Company”) today provided an update on the integration of Comark, Inc.

On April 25, 2002, the Company acquired Comark, Inc., North America’s largest privately-held technology solution provider. Since that date, management of both companies have been involved in integration planning. To date, the drafting of a high-level business plan by senior business managers from each operational function, based upon certain assumptions, has been completed. This high-level business plan assumes the ultimate conversion of the companies to one operating system and one primary point of contact for each business function. Timing of implementation and exact financial synergies has not been determined. However, it is estimated that up to $25 million of annual cost savings could be obtained through increased buying power, a common information systems platform, departmental consolidations and labor reductions. The exact timing and amount of these savings are primarily dependent upon the adoption of a common information systems platform and execution of the integration plan. To date, approximately 200 employees with duplicate job responsibilities have been identified and the duplicate positions have been eliminated. Additionally, certain employees in positions that will be eliminated after the integration is completed have been notified. Presently, the integration team is completing the final integration analysis, which includes observation and detailed suggestions for functional efficiencies to create “best in class” for each operational area. Once completed, a final detailed integration plan will be prepared which will specifically identify the timing of expected operational and financial synergies. An update on the status of the integration will be given on the Company’s quarterly conference call to discuss Q2 2002 results of operations on July 25, 2002.

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect sales, gross profit, operating expenses or net earnings; projections of capital expenditures, projections for growth; hiring plans; plans for future operations; financing needs or plans; plans relating to our products; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected forward-looking statements made by us include, but are not limited to, the following: our ability to integrate Comark successfully and in a timely manner including the conversion to one common information systems platform, general economic and computer industry conditions, competition, integration of past and future acquisitions, reliance on information systems, reliance on suppliers, changes in supplier reimbursement programs, management of growth, changing methods of distribution, rapid change in product standards, inventory obsolescence, dependency on key personnel and sales or use tax collection. These factors are discussed in greater detail under “Factors That May Affect Future Results And Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

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About Insight Enterprises, Inc.
Insight Enterprises, Inc., a Fortune 1000 company, is a holding company composed of the following operating units: Insight Direct Worldwide, Inc. (“Insight”) is a leading global direct marketer of computers, hardware and software, offering a broad line of more than 180,000 brand name products primarily to businesses in the United States, Canada, and the United Kingdom. Insight sells its products and services via a staff of customer-dedicated account executives utilizing proactive outbound telephone-based sales, a customer-focused direct sales force, electronic commerce and electronic marketing and via the Internet. Direct Alliance Corporation is a business process outsourcing organization providing marketplace solutions in the areas of direct marketing, direct sales, finance and logistics using state-of-the-art proprietary technology, infrastructure and processes. For additional information about Insight Enterprises, Inc. call (480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:	STANLEY LAYBOURNE CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER TEL. 480-350-1142 EMAIL slaybour@insight.com	KAREN MCGINNIS SENIOR VICE PRESIDENT- FINANCE TEL. 480-333-3074 EMAIL kmcginni@insight.com